Exhibit. 23.1
                                                             Consent of KPMG LLP


            Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2007, with respect to the consolidated balance sheet of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006; and our report dated February 28, 2007, with respect to management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to Euronet Worldwide, Inc.'s adoption of Financial Accounting Standards Board
(FASB) No. 123 (Revised), Share Based Payment.


/s/ KPMG LLP

KPMG LLP
Kansas City, Missouri
March 13, 2007